Farmer Mac Reports Second Quarter 2017
Financial Results
Record Outstanding Business Volume of $18.3 Billion
WASHINGTON, August 9, 2017— The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter ended June 30, 2017, which included $414.3 million in net new business volume growth that brought total outstanding business volume to $18.3 billion as of June 30, 2017. Farmer Mac's net income attributable to common stockholders for second quarter 2017 was $17.5 million ($1.62 per diluted common share), compared to $18.6 million ($1.73 per diluted common share) in first quarter 2017 and $12.0 million ($1.13 per diluted common share) in second quarter 2016. Farmer Mac's second quarter 2017 core earnings, a non-GAAP measure, were $16.0 million ($1.48 per diluted common share), compared to $15.6 million ($1.45 per diluted common share) in first quarter 2017 and $13.0 million ($1.23 per diluted common share) in second quarter 2016.
"We are proud to report another strong quarter, as outstanding business volume reached a new record high of $18.3 billion and core earnings grew by 22 percent year-over-year," said President and Chief Executive Officer Tim Buzby. "Our financial results reflect a continuation of the positive trends we've seen over the last several quarters, with new business volume growth, improvements in spreads, and strong profitability. The relative demand for our agricultural real estate financing products and solutions has increased significantly as more customers are recognizing the value Farmer Mac can provide and are choosing different products and solutions across our lines of business. This growth reflects our team's dedication to understanding our customers' needs and continuing to deliver upon our mission throughout agricultural economic cycles. Despite certain sectors of the agricultural economy remaining under pressure, our credit quality remains favorable and within our expectations despite showing signs of the expected normalization related to the current agricultural credit cycle. We believe our financial outlook is strong as we continue to expand our customer base and innovate our product set to meet the needs of our customers in a more challenging environment."
Earnings
Farmer Mac's net income attributable to common stockholders for second quarter 2017 was $17.5 million ($1.62 per diluted common share), compared to $12.0 million ($1.13 per diluted common share) for second quarter 2016. The $5.5 million increase compared to second quarter 2016 was driven by an increase in net interest income of $3.5 million, after-tax. Also contributing to the year-over-year increase was the effect of fair value changes on financial derivatives and hedged assets, which was a $1.4 million after-tax gain in second quarter 2017 compared to a $1.3 million after-tax loss in second quarter 2016. The increase was offset in part by a $0.8 million after-tax increase in non-interest expense primarily attributable to higher compensation and employee benefits expenses.
Core earnings in second quarter 2017 were $16.0 million ($1.48 per diluted common share), compared to $15.6 million ($1.45 per diluted common share) in first quarter 2017 and $13.0 million ($1.23 per diluted common share) in second quarter 2016. The $0.4 million sequential increase in core earnings was attributable to a $1.8 million after-tax increase in net effective spread and an increase in net realized gains of $0.5 million after-tax on the sale of real estate owned properties. The increase was offset in part by (1) a $0.8 million after-tax decrease in other income, primarily driven by a decrease in fees received upon the inception of swaps and (2) a $0.5 million decrease in tax benefits recognized from stock-based awards. Other offsetting factors included: (1) a decrease of $0.2 million after-tax in guarantee and commitment fees driven by the refinancing during second quarter 2017 of a $1.0 billion AgVantage security reported as off-balance sheet business volume in the Institutional Credit line of business upon which Farmer Mac previously earned a guarantee fee to an on-balance sheet asset upon which Farmer Mac earns interest income and (2) an increase of $0.2 million after-tax in compensation and employee benefits expenses primarily due to higher payouts of variable incentive compensation during second quarter 2017 resulting from actual performance exceeding certain performance target amounts.
The $3.0 million year-over-year increase in core earnings was primarily attributable to higher total revenues, which included (1) a $3.0 million after-tax increase in net effective spread and (2) a $0.1 million after-tax increase in guarantee and commitment fee income. Farmer Mac also realized net gains of $0.5 million after-tax in second quarter 2017 on the sale of real estate owned properties compared to no sales of real estate owned properties in second quarter 2016. Partially offsetting the year-over-year increase was a $0.7 million after-tax increase in compensation and employee benefit expenses due primarily to an increase in staffing, related employee health insurance costs and benefits, and higher payouts of variable incentive compensation resulting from actual performance exceeding certain performance target amounts.
See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for a reconciliation of the comparable GAAP measures to these non-GAAP measures.
Business Volume Highlights
During second quarter 2017, Farmer Mac added $1.9 billion of new business volume, compared to $1.3 billion in second quarter 2016. Specifically, Farmer Mac:

•	purchased $1.3 billion of AgVantage securities, including $36.7 million in AgVantage securities for smaller institutional customers;

•	purchased $312.2 million of newly originated Farm & Ranch loans;

•	purchased $115.8 million of USDA Securities;

•	added $55.9 million of Farm & Ranch loans under LTSPCs;

•	issued $53.5 million of Farmer Mac Guaranteed USDA Securities; and

•	purchased $25.0 million of Rural Utilities loans.
After $1.4 billion of maturities and principal paydowns on existing business during second quarter 2017, Farmer Mac's outstanding business volume increased by $414.3 million from March 31, 2017 to $18.3 billion as of June 30, 2017. The increase in Farmer Mac's outstanding business volume was driven by broad-based portfolio growth across most of Farmer Mac's products and lines of business, including Farm & Ranch loans, AgVantage securities, USDA Securities, and Rural Utilities loans.
In April 2017, Farmer Mac purchased and retained $1.0 billion of AgVantage securities issued by Metropolitan Life Insurance Company ("MetLife"). MetLife used the proceeds from Farmer Mac's purchase of $1.0 billion in AgVantage securities to refinance an AgVantage security of the same amount that matured in April 2017. Previously, Farmer Mac held $30.0 million of the $1.0 billion AgVantage security that matured in April 2017 on-balance sheet and earned a spread between the interest income earned on that portion of the security and the related funding costs. The remaining $970.0 million of the $1.0 billion AgVantage security that matured in April 2017 had previously been sold to third parties and reported as off-balance sheet business volume in the Institutional Credit line of business on which Farmer Mac earned a guarantee fee of approximately 0.15 percent on an annual basis. For the newly purchased $1.0 billion in AgVantage securities, which are now held entirely on-balance sheet, Farmer Mac will earn weighted average net effective spread income of approximately 0.42 percent on an annual basis. The newly purchased AgVantage securities are comprised of three maturities – $500.0 million of a one-year security, which is callable in six months, $250.0 million of a two-year security, and $250.0 million of a three-year security.
The new business volume in AgVantage securities for second quarter 2017 also included purchases of $250.0 million from Rabo Agrifinance, Inc. ("Rabo"). The AgVantage securities purchased from Rabo in second quarter 2017 included $150.0 million in AgVantage securities used to refinance AgVantage securities that matured in second quarter 2017 and $50.0 million in AgVantage securities that Rabo used to refinance an AgVantage security that matured in early July 2017. Farmer Mac also experienced net portfolio growth of $36.7 million in AgVantage securities for smaller institutional customers in second quarter 2017.

Spreads
Net interest income was $39.7 million in second quarter 2017, compared to $34.4 million in second quarter 2016. In percentage terms, net interest income for second quarter 2017 was 0.95 percent, compared to 0.88 percent in second quarter 2016. The $5.3 million year-over-year increase in net interest income was driven by net growth in Farm & Ranch loans, USDA Securities, and on-balance sheet AgVantage Securities. Another factor contributing to the increase was the incremental effect of the Federal Reserve's decision to raise the target range for the federal funds rate in December 2016, March 2017, and June 2017, which affected assets and liabilities indexed to LIBOR. An increase in the net effect of consolidated trusts resulting from an increase in securitization of Farm & Ranch loans throughout 2016 and the first six months of 2017 also contributed to the year-over-year increase in net interest income. Farmer Mac earns the difference between the interest income recognized on loans in consolidated trusts and the related interest expense recognized on debt securities of consolidated trusts held by third parties. The increase in net interest income was offset in part by an increase in the application of hedge accounting, as funding expense from financial derivatives designated in hedge accounting relationships is included in net interest income and a decrease in the amount of cash basis interest income recognized on nonaccrual Farm & Ranch loans. The 7 basis point year-over-year increase in net interest income in percentage terms was primarily attributable to a reduction in the average balance of lower-earning cash and cash equivalents.
Farmer Mac's net effective spread, a non-GAAP measure, was $35.6 million in second quarter 2017, compared to $32.9 million in first quarter 2017 and $31.0 million in second quarter 2016. In percentage terms, net effective spread for second quarter 2017 was 0.92 percent, compared to 0.91 percent in first quarter 2017 and 0.84 percent in second quarter 2016. Farmer Mac uses net effective spread as an alternative measure to net interest income because management believes it is a useful metric that reflects the economics of the net spread between all the assets owned by Farmer Mac and all related funding, including any associated derivatives, some of which may not be included in net interest income.

The $2.7 million sequential increase in net effective spread in dollars was primarily attributable to (1) growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and other business volume, which increased net effective spread by approximately $2.0 million; and (2) changes in Farmer Mac's funding strategies and LIBOR-based short-term funding costs for floating rate assets indexed to LIBOR that remained favorable throughout most of second quarter 2017, which added approximately $0.7 million. The one basis point sequential increase in net effective spread in percentage terms was primarily attributable to the effects of the changes in Farmer Mac's funding strategy noted above and a favorable LIBOR-based funding market, which added approximately 2 basis points. This increase was offset in part by the effect of the refinancing of a $1.0 billion AgVantage security into three new on-balance sheet AgVantage securities as described above, which resulted in an average spread that was less than the overall average net effective spread in percentage terms.
The $4.6 million year-over-year increase in net effective spread in dollars was primarily attributable to (1) growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and other business volume, which increased net effective spread by approximately $3.4 million; and (2) changes in Farmer Mac's funding strategies and LIBOR-based short-term funding costs for floating rate assets indexed to LIBOR that remained favorable throughout most of second quarter 2017, which added approximately $2.0 million. The increase was offset in part by a decrease in the amount of cash basis interest income recognized on nonaccrual Farm & Ranch loans, which reduced net effective spread by $0.8 million. The 8 basis point year-over-year increase in net effective spread in percentage terms was primarily attributable to a significant reduction in the average balance of cash and cash equivalents, which added approximately 5 basis points to net effective spread. Also contributing to the increase were the effects of the changes in Farmer Mac's funding strategy and a favorable LIBOR-based funding market, which added approximately 5 basis points. The increase in percentage terms was offset in part by a decrease in the amount of cash basis interest income recognized on nonaccrual Farm & Ranch loans, which reduced net effective spread by approximately 2 basis points.

Credit
In the Farm & Ranch portfolio, 90-day delinquencies were $41.9 million (0.65 percent of the Farm & Ranch portfolio) as of June 30, 2017, compared to $21.0 million (0.34 percent) as of December 31, 2016 and $22.1 million (0.38 percent of the Farm & Ranch portfolio) as of June 30, 2016. Those 90-day delinquencies were comprised of 42 delinquent loans as of June 30, 2017, compared with 38 delinquent loans as of December 31, 2016 and 40 delinquent loans as of June 30, 2016. More than half of the net increase in Farmer Mac's 90-day delinquencies as a percentage of its Farm & Ranch portfolio from year-end resulted from the delinquency of a single borrower on two permanent planting loans to which Farmer Mac had $15.4 million of exposure as of June 30, 2017. That delinquency was due to factors specific to the borrower and not related to macroeconomic factors in the agricultural economy. Farmer Mac believes that it remains adequately collateralized on these loans. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average 90-day delinquency rate for the Farm & Ranch line of business over the last fifteen years is approximately one percent. The highest 90-day delinquency rate observed during that period occurred in 2009 at approximately 2 percent, which coincided with increased delinquencies in loans within Farmer Mac's then-held ethanol portfolio that Farmer Mac no longer holds.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.23 percent of total business volume as of June 30, 2017, compared to 0.12 percent as of December 31, 2016 and 0.13 percent as of the year-ago quarter.
Another indicator that Farmer Mac considers in analyzing the credit quality of its Farm & Ranch portfolio is the level of internally-rated "substandard" assets, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio. Assets categorized as "substandard" have a well-defined weakness or weaknesses, and there is a distinct possibility that some loss will be sustained if deficiencies are not corrected. As of June 30, 2017, Farmer Mac's substandard assets were $192.1 million (3.0 percent of the Farm & Ranch portfolio), compared to $165.2 million (2.7 percent of the Farm & Ranch portfolio) as of December 31, 2016. Those substandard assets were comprised of 287 loans as of both June 30, 2017 and December 31, 2016. The $26.9 million increase from year-end 2016 was primarily driven by credit downgrades in loans underlying LTSPCs. Farmer Mac expects that over time its substandard asset rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average substandard assets as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 4 percent. The highest substandard asset rate observed during that period occurred in 2010 at approximately 8 percent, which coincided with an increase in substandard loans within Farmer Mac's then-held ethanol portfolio that Farmer Mac no longer holds. If Farmer Mac's substandard asset rate continues to increase from current levels, it is likely that Farmer Mac's provision to the allowance for loan losses and the reserve for losses will also increase.
Although some credit losses are inherent to the business of agricultural lending, Farmer Mac believes that any losses associated with the current agricultural credit cycle will be moderated by the strength and diversity of its portfolio, which Farmer Mac believes is adequately collateralized.
Lines of Business
Farmer Mac's operations consist of four lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. Net interest income by business segment for second quarter 2017 was $13.3 million (143 basis points) for Farm & Ranch, $5.2 million (99 basis points) for USDA Guarantees, $3.0 million (119 basis points) for Rural Utilities, and $15.4 million (87 basis points) for Institutional Credit. Net effective spread by business segment for second quarter 2017 was $11.3 million (180 basis points) for Farm & Ranch, $4.7 million (90 basis points) for USDA Guarantees, $2.7 million (109 basis points) for Rural Utilities, and $14.4 million (81 basis points) for Institutional Credit.

Liquidity and Capital
Farmer Mac's core capital totaled $638.5 million as of June 30, 2017, exceeding the statutory minimum capital requirement by $134.1 million, or 27 percent, compared to $609.7 million as of December 31, 2016, which was $143.2 million, or 31 percent, above the statutory minimum capital requirement. The decrease in capital in excess of the minimum capital level was due primarily to an increase in minimum capital required to support the growth of on-balance sheet assets during the first half of 2017, which was offset in part by an increase in retained earnings. In particular, the refinancing of a $1.0 billion AgVantage security that matured in April 2017 into three new on-balance sheet AgVantage securities significantly increased Farmer Mac's on-balance sheet assets because $970 million of the refinanced security was previously held by third party investors and reported as off-balance sheet business volume.
As of June 30, 2017, Farmer Mac's total stockholders' equity was $680.9 million, compared to $643.4 million as of December 31, 2016. The increase in total stockholders' equity was a result of an increase in retained earnings and accumulated other comprehensive income.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 200 days of liquidity during second quarter 2017 and had 208 days of liquidity as of June 30, 2017.
Use of Non-GAAP Measures
In the analysis of its financial information, Farmer Mac sometimes uses "non-GAAP measures," which are measures of financial performance that are not presented in accordance with generally accepted accounting principles in the United States (GAAP). Specifically, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.
Core Earnings and Core Earnings per Share
Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected. Among other items, these fair value fluctuations have included unrealized gains or losses on financial derivatives and hedging activities. Variation margin is exchanged between Farmer Mac and its counterparties on both its cleared and non-cleared derivatives portfolios. Prior to first quarter 2017, Farmer Mac accounted for variation margin as collateral and associated unrealized gains or losses on its centrally cleared derivative contracts. However, beginning in first quarter 2017, the variation margin amounts exchanged between Farmer Mac and its counterparties on cleared derivatives are considered as settlement rather than collateral as a result of a change in variation margin rules implemented by the Chicago Mercantile Exchange ("CME"), the central clearinghouse used by Farmer Mac. Specifically, effective January 3, 2017, CME began to deem the exchange of variation margin between derivatives counterparties as a partial settlement of each respective derivative contract rather than as collateral pledged by a counterparty. Accordingly, beginning in first quarter 2017, Farmer Mac presents its cleared derivatives portfolio net of variation margin payments on its consolidated balance sheets and recognizes realized gains or losses as a result of these payments on its consolidated statements of operations. However, Farmer Mac believes that even though these variation margin amounts are accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the

CME rule change, the economic character of these transactions remains the same as they were before the change. The exchange of variation margin, whether considered a partial settlement of or the pledge of collateral under a derivatives contract, is not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, beginning in first quarter 2017, Farmer Mac excludes the effects of realized gains or losses resulting from the exchange of variation margin on its cleared derivatives portfolio in its calculations of core earnings and core earnings per share to present them on a consistent basis with quarters prior to 2017.
Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, the loss from retirement of the Farmer Mac II LLC Preferred Stock in first quarter 2015 was excluded from core earnings and core earnings per share because it was not a frequently occurring transaction and not indicative of future operating results. This is also consistent with Farmer Mac's previous treatment of these types of origination costs associated with securities underwriting that are capitalized and deferred during the life of the security. For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, see the "Reconciliations" section below.

Net Effective Spread
Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets, and (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost." Farmer Mac excludes from net effective spread premiums and discounts on assets consolidated at fair value because they either do not reflect actual cash premiums paid for the assets at acquisition or are not expected to have an economic effect on Farmer Mac's financial performance if the assets are held to maturity, as is expected. Farmer Mac also excludes from net effective spread the interest income and interest expense associated with the consolidated trusts and the average balance of the loans underlying these trusts to reflect management's view that the net interest income Farmer Mac earns on the related Farmer Mac Guaranteed Securities owned by third parties is effectively a guarantee fee. Accordingly, the excluded interest income and interest expense associated with consolidated trusts is reclassified to guarantee and commitment fees for purposes of determining Farmer Mac's core earnings.
Net effective spread also principally differs from net interest income and net interest yield because it includes the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"). Farmer Mac uses interest rate swaps to manage its interest rate risk exposure by synthetically modifying the interest rate reset or maturity characteristics of certain assets and liabilities.  The accrual of the contractual amounts due on interest rate swaps designated in hedge accounting relationships is included as an adjustment to the yield or cost of the hedged item and is included in net interest income. For undesignated financial derivatives, Farmer Mac records the income or expense related to the accrual of the contractual amounts due in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated statements of operations.  However, the accrual of the contractual amounts due for undesignated financial derivatives are included in Farmer Mac's calculation of net effective spread, which is intended to reflect management's view of the net spread between an asset and all of its related funding, including any associated derivatives, whether or not they are in a hedge accounting relationship. For a reconciliation of net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission ("SEC") on March 9, 2017 and in the Quarterly Report on Form 10-Q for the quarter ended

June 30, 2017 filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's second quarter 2017 financial results will be held beginning at 11:00 a.m. eastern time on Wednesday, August 9, 2017 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the conference chairman Tim Buzby. The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.
More complete information about Farmer Mac's performance for second quarter 2017 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the period ended June 30, 2017 filed today with the SEC.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac‘s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than a quarter-century, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	June 30, 2017	December 31, 2016
	(in thousands)
Assets:
Cash and cash equivalents	$319,993	$265,229
Investment securities:
Available-for-sale, at fair value	2,363,805	2,515,851
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	5,282,562	4,853,685
Held-to-maturity, at amortized cost	2,137,786	1,149,231
Total Farmer Mac Guaranteed Securities	7,420,348	6,002,916
USDA Securities:
Trading, at fair value	16,294	20,388
Held-to-maturity, at amortized cost	2,066,026	2,009,225
Total USDA Securities	2,082,320	2,029,613
Loans:
Loans held for investment, at amortized cost	3,665,984	3,379,884
Loans held for investment in consolidated trusts, at amortized cost	1,240,624	1,132,966
Allowance for loan losses	(6,138)	(5,415)
Total loans, net of allowance	4,900,470	4,507,435
Real estate owned, at lower of cost or fair value	1,374	1,528
Financial derivatives, at fair value	5,546	23,182
Interest receivable (includes $13,917 and $12,584, respectively, related to consolidated trusts)	126,509	122,782
Guarantee and commitment fees receivable	37,083	38,871
Deferred tax asset, net	3,688	12,291
Prepaid expenses and other assets	6,249	86,322
Total Assets	$17,267,385	$15,606,020

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,859,059	$8,440,123
Due after one year	7,281,509	5,222,977
Total notes payable	15,140,568	13,663,100
Debt securities of consolidated trusts held by third parties	1,249,627	1,142,704
Financial derivatives, at fair value	34,114	58,152
Accrued interest payable (includes $11,787 and $10,881, respectively, related to consolidated trusts)	63,960	49,700
Guarantee and commitment obligation	35,814	37,282
Accounts payable and accrued expenses	60,407	9,415
Reserve for losses	1,966	2,020
Total Liabilities	16,586,456	14,962,373
Commitments and Contingencies (Note 6)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,072,644 shares and 9,007,481 shares outstanding, respectively	9,073	9,008
Additional paid-in capital	118,937	118,655
Accumulated other comprehensive income, net of tax	42,428	33,758
Retained earnings	304,201	275,714
Total Stockholders' Equity	680,929	643,425
Non-controlling interest	—	222
Total Equity	680,929	643,647
Total Liabilities and Equity	$17,267,385	$15,606,020

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$8,368	$6,560	$15,611	$13,241
Farmer Mac Guaranteed Securities and USDA Securities	50,106	37,299	92,628	72,809
Loans	39,573	33,377	76,425	65,077
Total interest income	98,047	77,236	184,664	151,127
Total interest expense	58,316	42,878	107,862	83,129
Net interest income	39,731	34,358	76,802	67,998
Provision for loan losses	(327)	(364)	(964)	(413)
Net interest income after provision for loan losses	39,404	33,994	75,838	67,585
Non-interest income/(loss):
Guarantee and commitment fees	3,472	3,655	7,316	7,281
(Losses)/gains on financial derivatives and hedging activities	(617)	(4,696)	1,869	(11,478)
(Losses)/gains on trading securities	(2)	394	(84)	752
Losses on sale of available-for-sale investment securities	—	—	—	(9)
Gains on sale of real estate owned	757	—	752	—
Other income	134	413	687	514
Non-interest income/(loss)	3,744	(234)	10,540	(2,940)
Non-interest expense:
Compensation and employee benefits	6,682	5,611	12,999	11,385
General and administrative	3,921	3,757	7,721	7,283
Regulatory fees	625	612	1,250	1,225
Real estate owned operating costs, net	23	—	23	39
Provision for/(release of) reserve for losses	139	94	(54)	108
Non-interest expense	11,390	10,074	21,939	20,040
Income before income taxes	31,758	23,686	64,439	44,605
Income tax expense	11,124	8,400	21,910	15,735
Net income	20,634	15,286	42,529	28,870
Less: Net loss attributable to non-controlling interest	150	16	165	44
Net income attributable to Farmer Mac	20,784	15,302	42,694	28,914
Preferred stock dividends	(3,296)	(3,296)	(6,591)	(6,591)
Net income attributable to common stockholders	$17,488	$12,006	$36,103	$22,323

Earnings per common share and dividends:
Basic earnings per common share	$1.65	$1.15	$3.41	$2.13
Diluted earnings per common share	$1.62	$1.13	$3.35	$2.07
Common stock dividends per common share	$0.36	$0.26	$0.72	$0.52

Reconciliations
A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with a breakdown of the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$17,488	$18,615	$12,006
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	2,221	4,805	(2,076)
Unrealized (losses)/gains on trading securities	(2)	(82)	394
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(117)	(127)	(371)
Net effects of settlements on agency forward contracts	261	32	466
Income tax effect related to reconciling items	(827)	(1,620)	556
Sub-total	1,536	3,008	(1,031)
Core earnings	$15,952	$15,607	$13,037

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$35,610	$32,866	$31,026
Guarantee and commitment fees(2)	4,942	5,317	4,810
Other(3)	(197)	1,061	(125)
Total revenues	40,355	39,244	35,711

Credit related (income)/expense (GAAP):
Provision for losses	466	444	458
REO operating expenses	23	—	—
(Gains)/losses on sale of REO	(757)	5	—
Total credit related (income)/expense	(268)	449	458

Operating expenses (GAAP):
Compensation and employee benefits	6,682	6,317	5,611
General and administrative	3,921	3,800	3,757
Regulatory fees	625	625	612
Total operating expenses	11,228	10,742	9,980

Net earnings	29,395	28,053	25,273
Income tax expense(4)	10,297	9,166	8,956
Net loss attributable to non-controlling interest (GAAP)	(150)	(15)	(16)
Preferred stock dividends (GAAP)	3,296	3,295	3,296
Core earnings	$15,952	$15,607	$13,037

Core earnings per share:
Basic	$1.50	$1.48	$1.25
Diluted	1.48	1.45	1.23

(1)	Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. Second quarter 2017 includes $0.3 million of fees received upon the inception of swaps and $0.6 million of hedging losses, respectively, compared to $1.0 million of fees received upon the inception of swaps and $0.5 million of hedging losses, respectively, in first quarter 2017, and no fees received and $0.6 million of hedging losses, respectively, in second quarter 2016.

(4)
Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings. First and second quarter 2017 includes $0.7 million and $0.2 million of tax benefits, respectively, upon the vesting of restricted stock and the exercise of SARs under new accounting guidance for stock-based awards that became effective in first quarter

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Six Months Ended
	June 30, 2017	June 30, 2016
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$36,103	$22,323
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	7,026	(5,065)
Unrealized (losses)/gains on trading securities	(84)	752
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(244)	(652)
Net effects of settlements on agency forward contracts	293	211
Income tax effect related to reconciling items	(2,447)	1,665
Sub-total	4,544	(3,089)
Core earnings	$31,559	$25,412

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$68,476	$60,975
Guarantee and commitment fees(2)	10,259	9,479
Other(3)	864	(642)
Total revenues	79,599	69,812

Credit related expense (GAAP):
Provision for losses	910	521
REO operating expenses	23	39
Gains on sale of REO	(752)	—
Total credit related expense	181	560

Operating expenses (GAAP):
Compensation and employee benefits	12,999	11,385
General and administrative	7,721	7,283
Regulatory fees	1,250	1,225
Total operating expenses	21,970	19,893

Net earnings	57,448	49,359
Income tax expense(4)	19,463	17,400
Net loss attributable to non-controlling interest (GAAP)	(165)	(44)
Preferred stock dividends (GAAP)	6,591	6,591
Core earnings	$31,559	$25,412

Core earnings per share:
Basic	$2.98	$2.43
Diluted	2.93	2.35

(1)	Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. The first six months of 2017 includes $1.3 million of fees received upon the inception of swaps and $1.1 million of hedging losses, compared to $0.1 million of fees received and $1.5 million of hedging losses, respectively, in the first six months of 2016.

(4)
Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings. The first half of 2017 includes $0.8 million of tax benefits upon the vesting of restricted stock and the exercise of SARs under new accounting guidance for stock-based awards that became effective in first quarter 2017.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(in thousands, except per share amounts)
GAAP - Basic EPS	$1.65	$1.76	$1.15	$3.41	$2.13
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	0.22	0.45	(0.19)	0.65	(0.49)
Unrealized (losses)/gains on trading securities	—	(0.01)	0.04	(0.01)	0.07
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.01)	(0.01)	(0.04)	(0.02)	(0.06)
Net effects of settlements on agency forward contracts	0.02	—	0.04	0.03	0.02
Income tax effect related to reconciling items	(0.08)	(0.15)	0.05	(0.23)	0.16
Sub-total	0.15	0.28	(0.10)	0.42	(0.30)
Core Earnings - Basic EPS	$1.50	$1.48	$1.25	$2.99	$2.43

Shares used in per share calculation (GAAP and Core Earnings)	10,600	10,551	10,456	10,576	10,460

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$1.62	$1.73	$1.13	$3.35	$2.07
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	0.21	0.45	(0.20)	0.65	(0.46)
Unrealized (losses)/gains on trading securities	—	(0.01)	0.04	(0.01)	0.07
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.01)	(0.01)	(0.03)	(0.02)	(0.06)
Net effects of settlements on agency forward contracts	0.02	—	0.04	0.03	0.02
Income tax effect related to reconciling items	(0.08)	(0.15)	0.05	(0.23)	0.15
Sub-total	0.14	0.28	(0.10)	0.42	(0.28)
Core Earnings - Diluted EPS	$1.48	$1.45	$1.23	$2.93	$2.35

Shares used in per share calculation (GAAP and Core Earnings)	10,783	10,782	10,614	10,783	10,808

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Six Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016		June 30, 2017		June 30, 2016
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$39,731	0.95%	$37,071	0.96%	$34,358	0.88%	$76,802	0.95%	$67,998	0.88%
Net effects of consolidated trusts	(1,470)	0.04%	(1,472)	0.03%	(1,155)	0.02%	(2,942)	0.04%	(2,199)	0.02%
Expense related to undesignated financial derivatives	(2,775)	(0.07)%	(2,867)	(0.08)%	(2,509)	(0.07)%	(5,642)	(0.07)%	(5,178)	(0.07)%
Amortization of premiums/discounts on assets consolidated at fair value	124	—%	134	—%	332	0.01%	258	—%	354	—%
Net effective spread	$35,610	0.92%	$32,866	0.91%	$31,026	0.84%	$68,476	0.92%	$60,975	0.83%
The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended June 30, 2017:

Core Earnings by Business Segment
For the Three Months Ended June 30, 2017
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$13,338	$5,176	$3,003	$15,431	$2,783	$—		$39,731
Less: reconciling adjustments(1)(2)(3)	(2,007)	(495)	(267)	(1,036)	(316)	4,121		—
Net effective spread	11,331	4,681	2,736	14,395	2,467	4,121		—
Guarantee and commitment fees(2)	4,191	99	487	165	—	(1,470)		3,472
Other income/(expense)(3)(4)	994	11	5	—	(450)	(288)		272
Non-interest income/(loss)	5,185	110	492	165	(450)	(1,758)		3,744

Provision for loan losses	(327)	—	—	—	—	—		(327)

Provision for reserve for losses	(139)	—	—	—	—	—		(139)
Other non-interest expense	(4,446)	(1,166)	(643)	(1,622)	(3,374)	—		(11,251)
Non-interest expense(5)	(4,585)	(1,166)	(643)	(1,622)	(3,374)	—		(11,390)
Core earnings before income taxes	11,604	3,625	2,585	12,938	(1,357)	2,363	(6)	31,758
Income tax (expense)/benefit	(4,061)	(1,269)	(905)	(4,528)	466	(827)		(11,124)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	7,543	2,356	1,680	8,410	(891)	1,536	(6)	20,634
Preferred stock dividends	—	—	—	—	(3,296)	—		(3,296)
Non-controlling interest	—	—	—	—	150	—		150
Segment core earnings/(losses)	$7,543	$2,356	$1,680	$8,410	$(4,037)	$1,536	(6)	$17,488

Total assets at carrying value	$3,958,344	$2,141,569	$1,038,383	$7,425,774	$2,703,315	$—		$17,267,385
Total on- and off-balance sheet program assets at principal balance	$6,426,518	$2,237,013	$1,883,909	$7,711,418		—		$18,258,858

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)
Includes reconciling adjustments for fair value adjustments on financial derivatives and trading assets. Also includes a reconciling adjustment related to the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. In 2016 and prior periods, fair value adjustments on financial derivatives included variation margin payment amounts because those amounts were considered to be collateral of the related exposure and were accounted for as unrealized gains or losses. However, effective first quarter 2017, CME implemented a change in its rules related to the exchange of variation margin, whereby variation margin payments are considered a partial settlement of the respective derivatives contracts rather than as pledged collateral, and accounted for as realized gains and losses. Farmer Mac believes that even though these variation margin amounts are now accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the CME rule change, their economic character will remain the same as they were before the change. The exchange of variation margin, whether considered a partial settlement of or the pledge of collateral under a derivatives contract, is not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, beginning in 2017, this reconciling adjustment includes realized gains and losses on financial derivatives centrally cleared through CME resulting from the exchange of variation margin. As a result, core earnings subsequent to 2016 will be presented on a consistent basis with core earnings in 2016 and prior periods.

(5)	Includes directly attributable costs and an allocation of indirectly attributable costs based on staffing.

(6)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of June 30, 2017	As of December 31, 2016
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,641,850	$2,381,488
Loans held in trusts:
Beneficial interests owned by third party investors	1,240,624	1,132,966
USDA Guarantees:
USDA Securities	2,014,241	1,954,800
Farmer Mac Guaranteed USDA Securities	36,516	35,599
Rural Utilities:
Loans	1,024,130	999,512
Institutional Credit
AgVantage Securities(1)	7,398,204	6,004,472
Total on-balance sheet	$14,355,565	$12,508,837
Off-balance sheet:
Farm & Ranch:
LTSPCs	2,176,625	2,209,409
Guaranteed Securities	367,419	415,441
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	186,256	103,976
Rural Utilities:
LTSPCs(2)	859,779	878,598
Institutional Credit:
AgVantage Securities(1)	13,214	983,214
AgVantage Revolving Line of Credit Facility(3)	300,000	300,000
Total off-balance sheet	$3,903,293	$4,890,638
Total	$18,258,858	$17,399,475

(1)
In April 2017, Farmer Mac purchased and retained $1.0 billion in AgVantage securities from MetLife. MetLife used the proceeds from Farmer Mac's purchase of $1.0 billion in AgVantage securities to refinance an AgVantage security of the same amount that matured in April 2017. Previously, $970.0 million of the maturing $1.0 billion AgVantage security had been sold to third parties and reported as off-balance sheet business volume in the Institutional Credit line of business.

(2)	As of both June 30, 2017 and December 31 2016, includes $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee.

(3)
During the first half of 2017, $100.0 million of this facility was drawn and subsequently repaid. As of December 31, 2016, this facility had not been utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
June 30, 2017(1)	$11,331	1.80%	$4,681	0.90%	$2,736	1.09%	$14,395	0.81%	$2,467	0.35%	$35,610	0.92%
March 31, 2017	10,684	1.80%	4,703	0.91%	2,639	1.06%	12,581	0.82%	2,259	0.32%	32,866	0.91%
December 31, 2016	10,349	1.78%	5,334	1.08%	2,623	1.05%	11,627	0.78%	1,995	0.26%	31,928	0.89%
September 30, 2016	10,703	1.90%	5,189	1.07%	2,643	1.05%	11,427	0.75%	2,237	0.24%	32,199	0.86%
June 30, 2016	9,875	1.78%	4,588	0.96%	2,562	1.03%	11,407	0.77%	2,594	0.29%	31,026	0.84%
March 31, 2016	9,461	1.71%	4,308	0.91%	2,538	1.02%	11,090	0.80%	2,552	0.26%	29,949	0.82%
December 31, 2015	9,381	1.72%	4,518	0.96%	2,845	1.14%	10,899	0.80%	2,306	0.26%	29,949	0.85%
September 30, 2015	9,628	1.80%	4,630	0.99%	2,907	1.18%	11,271	0.81%	1,951	0.25%	30,387	0.88%
June 30, 2015	9,681	1.82%	4,466	0.98%	2,838	1.18%	10,860	0.78%	1,942	0.25%	29,787	0.88%

(1)	Net effective spread is a non-GAAP measure. See "Non-GAAP Measures" for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	June 2017	March 2017	December 2016	September 2016	June 2016	March 2016	December 2015	September 2015	June 2015
	(in thousands)
Revenues:
Net effective spread	$35,610	$32,866	$31,928	$32,199	$31,026	$29,949	$29,949	$30,387	$29,787
Guarantee and commitment fees	4,942	5,317	5,158	4,533	4,810	4,669	4,730	4,328	4,085
Other	(197)	1,061	1,189	(32)	(125)	(517)	(284)	(93)	(24)
Total revenues	40,355	39,244	38,275	36,700	35,711	34,101	34,395	34,622	33,848

Credit related (income)/expense:
Provision for/(release of) losses	466	444	512	(31)	458	63	(49)	(303)	1,256
REO operating expenses	23	—	—	—	—	39	44	48	—
(Gains)/losses on sale of REO	(757)	5	—	(15)	—	—	—	—	—
Total credit related (income)/expense	(268)	449	512	(46)	458	102	(5)	(255)	1,256

Operating expenses:
Compensation and employee benefits	6,682	6,317	5,949	5,438	5,611	5,774	5,385	5,236	5,733
General and administrative	3,921	3,800	4,352	3,474	3,757	3,526	3,238	3,676	3,374
Regulatory fees	625	625	625	613	612	613	613	600	600
Total operating expenses	11,228	10,742	10,926	9,525	9,980	9,913	9,236	9,512	9,707

Net earnings	29,395	28,053	26,837	27,221	25,273	24,086	25,164	25,365	22,885
Income tax expense(1)	10,297	9,166	9,581	9,497	8,956	8,444	8,855	8,924	8,091
Net (loss)/income attributable to non-controlling interest	(150)	(15)	28	(18)	(16)	(28)	(60)	(36)	(119)
Preferred stock dividends	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296
Core earnings	$15,952	$15,607	$13,932	$14,447	$13,037	$12,375	$13,073	$13,182	$11,617

Reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	2,221	4,805	17,233	1,460	(2,076)	(2,989)	2,743	(6,906)	15,982
Unrealized (losses)/gains on trading assets	(2)	(82)	(474)	1,182	394	358	696	(8)	170
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(117)	(127)	(40)	(157)	(371)	(281)	(263)	(117)	(125)
Net effects of settlements on agency forward contracts	261	32	1,024	464	466	(255)	(162)	(390)	197
Income tax effect related to reconciling items	(827)	(1,620)	(6,210)	(1,032)	556	1,109	(1,055)	2,598	(5,679)
Net income attributable to common stockholders	$17,488	$18,615	$25,465	$16,364	$12,006	$10,317	$15,032	$8,359	$22,162

(1)
First quarter 2017 includes $0.7 million of tax benefits upon the vesting of restricted stock and the exercise of SARs associated with new accounting guidance for stock-based awards that became effective in first quarter 2017.